                                                                   EXHIBITS 99.4



                               Offer to Exchange
                   8-1/2% Senior Subordinated Notes Due 2007
                                       of
                        PHYSICIAN SALES & SERVICE, INC.
                           Pursuant to the Prospectus
                           dated ______________, 1997


                                                               ___________, 1997


TO OUR CLIENTS:


     Enclosed for your consideration is the Prospectus dated ______________, 1997 (as the same may be amended from time to time, the "Prospectus") and a related Letter of Transmittal (the "Letter of Transmittal," together with the Prospectus, the "Exchange Offer") relating to the offer by Physician Sales & Service, Inc. (the "Company") to exchange any and all outstanding 8-1/2% Senior Subordinated Notes Due 2007 of the Company for a like aggregate principal amount of 8-1/2% Senior Subordinated Notes Due 2007 of the Company which have been registered under the Securities Act of 1933, as amended.


     Please Note that the Exchange Offer will expire at 5.00 p.m., New York City time, on _______________ 1997, unless extended.


     The Exchange Offer is not conditioned upon any minimum number of Private Notes being tendered.


     WE ARE THE REGISTERED HOLDER OF THE PRIVATE NOTES HELD BY US FOR YOUR ACCOUNT. A TENDER OF ANY SUCH PRIVATE NOTES CAN BE MADE ONLY BY US AS THE REGISTERED HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER PRIVATE NOTES HELD BY US FOR YOUR ACCOUNT.


     Accordingly, we request instructions as to whether you wish us to tender any or all of the Private Notes held by us for your account, pursuant to the terms and conditions set forth in the Exchange offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner.


     Pursuant to the Letter of Transmittal, each holder of Private Notes will represent to the Company that (i) any Exchange Notes acquired in exchange for Private Notes pursuant to the Exchange Offer are being acquired in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act of 1933, as amended (the "Securities Act")) of such Exchange Notes, (iii) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in. a distribution of Exchange Notes and (iv) such holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. If the tendering holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired by it, as a result of market-making or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus, meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


                                       Very truly yours,

                                       -------------------------